UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 5, 2007 (October 1, 2007)

R&G Financial Corporation

(Exact name of registrant as specified in its charter)

Puerto Rico

(State or other jurisdiction of incorporation)

001-31381	66-0532217
(Commission File Number)	(I.R.S. Employer Identification No.)

290 Jesús T. Piñero Ave.

Hato Rey, San Juan, Puerto Rico 00918

(Address of principal executive offices and zip code)

(787) 758-2424

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As announced in an October 5, 2007 press release, on October 1, 2007, R&G Financial Corporation, a Puerto Rico corporation (“RGF” or the “Company”), R&G Acquisition Holdings Corporation, a Florida corporation and wholly owned subsidiary of RGF (“RAC” and, along with RGF, the “Companies”), Elliott Associates, L.P (“Elliott”), and Financial Stocks Capital Partners IV L.P., along with Elliott, the “Majority Holders”), entered into Amendment No. 1 (the “Amendment”) to the Securities Purchase Agreement dated March 27, 2006 that the Companies had entered into with certain investors named therein (each, an “Investor” and collectively, the “Investors”) (the “Agreement”). Pursuant to the terms of the Agreement, the actions by the Majority Holders in entering into the Amendment constitutes action on behalf of all of the Investors.

Pursuant to the terms and conditions set forth in the Agreement and certain related documents which were executed at the closing of such transaction, in March 2006, the Investors invested a total of $150 million in RAC by purchasing the following: (i) $150 million of Series A Preferred Stock of RAC (“Series A Preferred Stock”); (ii) detachable warrants to purchase 10 million shares of RGF Class B Common Stock (“RGF Common Stock”), subject to adjustment as provided in such warrants (the “RGF Warrants”); and (iii) detachable purchase rights exercisable for additional shares of RGF Common Stock as specified in an Additional Purchase Rights Investment Agreement.

On May 20, 2007, the Companies and RG Crown Bank FSB (“Crown Bank”) entered into a Stock Purchase Agreement (the “Sale Agreement”) with Fifth Third Financial Corporation, a subsidiary of Fifth Third Bancorp (“Fifth Third”), which provides for the sale of Crown Bank to Fifth Third. The transactions contemplated by the Sale Agreement constitute a “Change in Control” of Crown Bank within the meaning of the RAC Series A Preferred Stock certificate of designation and allows for an automatic redemption of the RAC Series A Preferred Stock be redeemed at 110% of stated value, subject to receipt of applicable regulatory approval. In addition, the redemption of the RAC Series A Preferred Stock is a condition to closing the Sale Agreement with Fifth Third. RGF has sought and received permission from the Federal Reserve Bank of New York to redeem the Series A Preferred Stock in connection with the closing of the transactions contemplated by the Sale Agreement and it is the Companies intention to redeem such instrument at the time of closing of such transaction.

While RAC has timely made all required quarterly dividend payments on the RAC Series A Preferred Stock since the closing of the transaction in March 2006 and while the Companies had obtained regulatory permission to make the dividend payment required on the RAC Series A Preferred Stock for the dividend period ending September 30, 2007, the Board of Directors of RAC nonetheless advised the Majority Holders that they were considering not to pay the dividend due to be paid on the RAC Series A Preferred Stock for the dividend period ending September 30, 2007, as is RAC’s right under such instrument. In order to induce RAC to make such dividend payment, the Majority Holders agreed to enter into the Amendment, which amends the Agreement and the RGF Warrants, and which binds all of the Investors by such actions.

Pursuant to the Amendment, RAC authorized and paid in full the dividend due to be paid on the RAC Series A Preferred Stock for the dividend period ended September 30, 2007. The Companies further agreed to file for regulatory permission to pay dividends on the RAC Series A Preferred Stock for the period from October 1, 2007 through the date of the closing of the transactions contemplated by the Sale Agreement. While the Companies have agreed to use their best efforts to obtain such regulatory permission, the Amendment makes clear that the failure to obtain such approval is not a condition to consummation of the transactions contemplated by the Amendment. In consideration for such actions, the Majority Holders have agreed, on behalf of themselves and all Investors, to sell all of their RGF Warrants back to RGF upon closing of the transactions contemplated by the Sale Agreement for a cash payment of $0.001 for each share of RGF Common Stock subject to such RGF Warrants. The Majority Holders further agreed to notify all Investors of the signing of the Amendment and to provide each Investor with a copy of the Amendment, and that following the closing of the transactions contemplated by the Sale Agreement, to so notify each Investor and advise them of their rights under their RGF Warrants as modified and amended by the Amendment. Finally, the parties agreed in the Amendment that upon the closing of the transactions contemplated by the Sale Agreement and the payment of the amounts referenced in the Amendment which were permitted by regulators to be made, all obligations of the Companies to the Investors under the various transactions contemplated by the Agreement shall, in all respects and for all purposes, be deemed terminated and of no further force or legal effect.

Item 8.01	Other Events.

In the October 5, 2007 press release, the Company also provided an update on the status of certain of its mortgage banking licenses, including the reinstatement of its status as an approved lender for the U.S. Department of Housing and Urban Development (“HUD”), and credit facilities. The Company announced that, on September 28, 2007, as a result of the failure of HUD to properly follow its regulations in withdrawing R&G Mortgage Corp. (“R&G Mortgage”) as a HUD-FHA Title II approved lender, the chief administrative law judge of the HUD Office of Administrative Law Judges ordered HUD to reinstate R&G Mortgage’s lender status pending the outcome of R&G Mortgage’s appeal of the withdrawal of such status. This status was reinstated as of October 3, 2007.

The Company further announced that the Federal National Mortgage Association (“FNMA”) did not approve at this time the application made by the Company’s Puerto Rican banking subsidiary, R-G Premier Bank of Puerto Rico (“R-G Premier”) to become a FNMA Seller/Servicer. As a consequence, as previously announced, R&G Mortgage has to sell its FNMA servicing portfolio to a FNMA-approved mortgage servicer by October 31, 2007. R&G Mortgage is working to effect the sale of this servicing portfolio as soon as possible. The FNMA servicing constituted approximately 2% of R&G Mortgage’s total servicing portfolio as of June 30, 2007. FNMA has indicated that it determined to take these actions with respect to R&G Mortgage’s servicing portfolio because of, among other reasons, recent ratings downgrades and the failure of R&G Mortgage to provide current audited financial statements. To date, R&G Mortgage remains a Seller/Servicer with the Federal Home Loan Mortgage Corporation (“FHLMC”) and R-G Premier has also received approval to act as a FHLMC Seller/Servicer. FHLMC servicing amounts to approximately 40% of R&G Mortgage’s servicing portfolio as of June 30, 2007.

The Company also announced that on September 28, 2007, R&G Mortgage completed the sale of a residential mortgage loan portfolio, primarily sub-performing and non-performing mortgage loans, for approximately $64 million to a private investor and used the proceeds of the sale to repay approximately $55.9 million of outstanding borrowings under its mortgage loan warehousing and working capital credit facilities and to meet certain other operational commitments. This transaction resulted in a realized loss on the sale of approximately $31 million. R&G Mortgage also entered into an amendment to its credit agreement expiring on September 30, 2007 extending the facility until October 31, 2007 and amending certain other terms. As a result, R&G Mortgage’s two existing warehousing credit facilities now expire on October 31, 2007. R&G Mortgage expects to renegotiate the terms of the credit facilities with both financial institutions as it has done in the past. The Company can give no assurance, however, that R&G Mortgage will be able to continue to obtain extensions under either or both of the credit facilities, or to obtain the further waivers the Company would need if it is able to obtain an extension of the credit agreements. If the lenders under either of the credit agreements cease making advances under the warehousing facilities, accelerate or demand payment of any outstanding amounts or fail to renew the credit facilities beyond their termination dates, the consequences would be material to the Company’s liquidity and operating flexibility.

Forward Looking Statements

The information included in this Current Report on Form 8-K contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” “estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: the Company’s ability to attract new clients and retain existing clients; risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates; potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of the required adjustments to prior period financial statements; risks associated with the Company’s inability to prepare and timely file financial statements; potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments; potential adverse developments in connection with the ongoing SEC inquiry; potential adverse developments from enforcement actions by bank regulatory agencies; and developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Item 9.01	Exhibits.

10.1	Amendment Number 1 to Securities Purchase Agreement, dated as of October 1, 2007

99.1	Press Release of October 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION

Date: October 5, 2007

By:	/s/ Andres I. Perez
Andres I. Perez
Chief Financial Officer